                                                                   Exhibit 10.35
                            NONCOMPETITION AGREEMENT

This Noncompetition Agreement (this "Agreement") is made as of March 1, 1998, by and between MASTER GRAPHICS, INC., a Delaware corporation ("Buyer"), and PHIL PHILLIPS, JR., residing in Springdale, Arkansas ("Seller").

RECITALS

Concurrently with the execution and delivery of this Agreement, Buyer is purchasing from Seller all of the outstanding shares (the "Shares") of common stock of Phillips Litho, Inc., an Arkansas corporation ("Phillips") pursuant to the terms and conditions of a stock purchase agreement made as of March 1, 1998, (the "Stock Purchase Agreement"). It is contemplated that after the purchase of the Shares, Phillips will be merged into Premier Graphics, Inc., a Delaware corporation ("Premier"), which is a wholly owned subsidiary of Buyer (Premier and Phillips shall hereinafter be collectively referred to as the "Company").
Section 2.4(a)(iv) of the Stock Purchase Agreement requires that a noncompetition agreement be executed and delivered by Seller as a condition to the purchase of the Shares by Buyer.

AGREEMENT

The parties, intending to be legally bound, agree as follows:

1. DEFINITIONS

Capitalized terms not expressly defined in this Agreement shall have the meanings ascribed to them in the Stock Purchase Agreement.

2. ACKNOWLEDGMENTS BY SELLER

Seller acknowledges that (a) Seller has occupied a position of trust and confidence with Phillips prior to the date hereof and has become familiar with the following, any and all of which constitute confidential information of the Company, (collectively the "Confidential Information"): (i) any and all trade secrets concerning the business and affairs of the Company, product specifications, data, know-how, formulae, compositions, processes, designs, samples, current and planned manufacturing and distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, and computer software and programs of the Company and any other information, however documented, of the Company that is a trade secret; (ii) any and all information concerning the business and affairs of the Company (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, and personnel training and techniques and materials), however documented; and (iii) any and all notes, analysis, compilations, studies, summaries, and other material prepared by or for the Company containing or based, in whole or in part, on any information included in the foregoing, (b) the business of the Company is national in scope, (c) its products and services are marketed throughout the United States; (d) the Company competes with other businesses that are or could be located in any part of the United States; (e) Buyer has required that Seller make the covenants set forth in Sections 3 and 4 of this Agreement as a condition to the Buyer's purchase of the Shares owned by Seller; (f) the provisions of Sections 3 and 4 of this Agreement are reasonable and necessary to protect and preserve Phillips' business, and (g) the Company could be irreparably damaged if Seller were to breach the covenants set forth in Sections 3 and 4 of this Agreement.

3. CONFIDENTIAL INFORMATION

Seller acknowledges and agrees that Seller claims no interest in the Confidential Information. Seller agrees that, provided Buyer and/or the Company are not in default of any of the obligations set forth in the Stock Purchase Agreement, the Promissory Note or the Employment Agreement, Seller will not, at any time Seller is employed by the Company and for a period of five (5) years after Seller's employment is terminated, except as may be necessary in connection with discharging his duties pursuant to the Employment Agreement or as otherwise required by law, disclose to any unauthorized Persons or use for his own account or for the benefit of any third party any Confidential Information, without Buyer's written consent, unless and to the extent that the Confidential Information is or becomes generally known to and available for use by the public other than as a result of Seller's fault or the fault of any other Person bound by a duty of confidentiality to Buyer or the Company. Seller agrees to deliver to Buyer at the time of execution of this Agreement, and at any other time Buyer may request, all documents, memoranda, notes, plans, records, reports, and other documentation, models, components, devices, or computer software, whether embodied in a disk or in other form (and all copies of all of the foregoing), relating to the businesses, operations, or affairs of the Company and any other Confidential Information that Seller may then possess or have under Seller's control.

4. NONCOMPETITION

As an inducement for Buyer to enter into the Stock Purchase Agreement, and as additional consideration for the consideration to be paid to Seller under the Stock Purchase Agreement, Seller agrees that:

(a) During the time Seller is employed by the Company and for a period of five
(5) years after Seller's employment with the Company is terminated, provided Buyer and /or the Company are not in default of any of the obligations set forth in the Stock Purchase Agreement, the Promissory Note or the Employment
Agreement:

(i) Seller will not, directly or indirectly, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend Seller's name or any similar name to, or render services or advice to, any business within the states of Arkansas, Missouri and Oklahoma whose products or activities compete directly with the printing lines Seller is involved with during Seller's employment with Buyer; provided, however, that Seller may purchase or otherwise acquire up to (but not more than) five percent (5%) of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934. Seller agrees that this covenant is reasonable with respect to its duration, geographical area, and scope.

(ii) Seller will not, directly or indirectly, either for himself or any other Person, (A) induce or attempt to induce any employee of the Company to leave the employ of the Company, (B) intentionally interfere with the relationship between the Company and any employee of the Company, (C) employ, or otherwise engage as an employee, independent contractor, or otherwise, any employee of the Company, (unless the Company has terminated such employee), or (D) induce or attempt to induce any customer, supplier, licensee, or business relation of the Company to cease doing business with the Company, or in any way intentionally interfere with the relationship between any customer, supplier, licensee, or business relation of the Company.

(iii) Seller will not, directly or indirectly, either for himself or any other Person, solicit the business of any Person known to Seller to be a customer of the Company, whether or not Seller had personal contact with such Person, with respect to products or activities which compete in whole or in part with the printing lines Seller is involved with during Seller's employment with Buyer;

(b) In the event of a material breach by Seller of any covenant set forth in Subsection 4(a) of this Agreement, the term of such covenant will be extended by the period of the duration of such breach.

(c) Seller will not at any time during the period set forth in paragraph (a) above make disparaging remarks regarding the Company, its shareholders ,directors, officers, employees or agents if the intent of such remarks is to inflict serious damage to the reputation of the Company or to alienate the Company's customers or employees.

5. REMEDIES

If Seller breaches the covenants set forth in Sections 3 or 4 of this Agreement, upon a showing of proper proof, Buyer and the Company will be entitled to the following remedies:

(a) Damages from Seller; and

(b) In addition to its right to damages and any other rights it may have, to obtain injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of Sections 3 and 4 of this Agreement, it being agreed that money damages alone would be inadequate to compensate the Buyer and the Company and would be an inadequate remedy for such breach.

6. SUCCESSORS AND ASSIGNS

This Agreement will be binding upon Buyer, the Company and Seller and will inure to the benefit of Buyer and the Company and their affiliates, successors and assigns, and Seller and Seller's assigns, heirs and legal representatives.

7. WAIVER

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

8. GOVERNING LAW

This Agreement will be governed by the laws of the State of Arkansas without regard to conflicts of laws principles.

9. JURISDICTION; SERVICE OF PROCESS

Subject to the arbitration clause in Section 11.17 of the Stock Purchase Agreement which is specifically incorporated herein by reference, any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Tennessee, County of Shelby, the State of Arkansas or, if it has or can acquire jurisdiction, in the United States District Court for the Eastern or Western District of Arkansas, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

10. SEVERABILITY

Whenever possible each provision and term of this Agreement will be interpreted in a manner to be effective and valid but if any provision or term of this Agreement is held to be prohibited by or invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement. If any of the covenants set forth in Section 4 of this Agreement are held to be unreasonable, arbitrary, or against public policy, such covenants will be considered divisible with respect to scope, time, and geographic area, and in such lesser scope, time and geographic area, will be effective, binding and enforceable against Seller.

11. COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

12. SECTION HEADINGS, CONSTRUCTION

The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

13. NOTICES

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with electronic confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

     Seller:             Phil Phillips, Jr.
                         c/o Phillips Litho
                         807 Old Missouri Road
                         Springdale, Arkansas 72764

                         Facsimile No.: (501) 751-8130
     with a copy to:     Lax, Vaughan, Pender & Evans, P.A.
                         400 West Capital Avenue, 24/th/ Floor
                         Little Rock, Arkansas 72201

                         Attention:  Michael F. Lax, Esq.

                         Facsimile No.: (501) 376-6666

     Buyer:              Master Graphics, Inc
                         2500 Lamar Avenue
                         Memphis, Tennessee

                         Attention:  John P. Miller

                         Facsimile No.:(901) 744-6012

     with a copy to:     Black Bobango & Morgan
                         530 Oak Court Drive, Suite 345
                         Memphis, Tennessee 38117
                         Attention:  Michael P. Morgan, Esq.

                         Facsimile No.: (901) 762-0530

14. ENTIRE AGREEMENT

This Agreement, the Employment Agreement and the Stock Purchase Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior written and oral agreements and understandings between Buyer and Seller with respect to the subject matter of this Agreement. This Agreement may not be amended except by a written agreement executed by Buyer and Seller.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

BUYER:    MASTER GRAPHICS, INC.


          By: /s/ John P. Miller
              -------------------
          Its: President



SELLER:   /s/ Phil Phillips, Jr.
          ----------------------
          Phil Phillips, Jr.